Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Crown LNG Holdings Limited on Amendment No. 2 to Form F-4 (File No. 333-274832) of our report dated April 24, 2023, which includes an explanatory paragraph as to Catcha Investment Corp’s ability to continue as a going concern, with respect to our audits of the financial statements of Catcha Investment Corp as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 29, 2023